Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2020 relating to the financial statements of Broadstone Net Lease, Inc., appearing in Registration Statement No. 333-240381 on Form S-11 of Broadstone Net Lease, Inc.

/s/ Deloitte & Touche LLP

Rochester, New York

September 21, 2020